UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

675 Almanor Ave Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 12, 2013, Amarantus BioScience Holdings, Inc. (the “Company”) entered into an Exclusive License Agreement (the “Agreement”) with the University of Massachusetts (the “UMass”), pursuant to which the Company was granted an exclusive, worldwide, royalty-bearing license (with a right to sublicense) (the “License”) to utilize certain Patent Rights (as defined in the Agreement) of UMass, which includes all intellectual property covering the use of mesencephalic astrocyte-derived neurotrophic factor (“MANF”) as both a biomarker and treatment for beta cell degenerating disorders, including Wolfram syndrome, Type-1 diabetes and Type-2 diabetes.

Pursuant to the terms of the Agreement, the Company may utilize the License to develop, have developed, make, have made, use, have used, import, have imported, sell, and have sold the Licenses Products and Licensed Services (as both are defined in the Agreement).

As compensation for receiving the License, the Company shall pay to UMass (i) a non-refundable fee of $35,000 within 15 days of the Effective Date of the Agreement, (ii) a non-refundable fee of $15,000 within 60 days of the Effective Date of the Agreement, and (iii) $10,961.28 to reimburse UMass for all actual expenses incurred as of the Effective Date of the Agreement. Moreover, the Company shall pay UMass a 2% royalty on net sales subject to certain minimum annual royalty amounts.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Amarantus Bioscience Holdings, Inc. Press Release, dated December 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: December 18, 2013	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer